Exhibit 2.1

BILL OF SALE AND ASSUMPTION AGREEMENT

THIS BILL OF SALE AND ASSUMPTION AGREEMENT (the “Bill of Sale” or “Agreement”), is executed and delivered under seal effective as of December 3, 2008 (“Effective Date”) by and between Signature Special Event Services, Inc., a Maryland corporation (“Seller”), TVI Corporation, a Maryland corporation (“TVI”) and Karl’s Rental Center of Florida, LLC, a Florida limited liability company (“Purchaser”).

1. Sale and Transfer of Purchased Assets and Lease Assumption. In exchange for Purchaser’s payment today of Two Million One Hundred Thousand Dollars ($2,100,000.00) (the “Purchase Price”) acknowledged by Seller as received, and for other good and valuable consideration the receipt, adequacy and legal sufficiency of which are hereby acknowledged:

1.1 Seller hereby sells, transfers, assigns, conveys, grants and delivers to Purchaser, effective as of the Effective Date, all of Seller’s right, title and interest in and to all of the assets of Seller’s tenting business, with the exception of generators, HVAC and kitchen equipment, which will remain the principal business of Seller. The assets purchased hereunder are comprised solely of those assets described on Schedule A hereto (the “Purchased Assets”).

1.2 Seller hereby assigns, transfers and conveys to Purchaser all of its right, title and interest in and to the Seller’s business contracts identified in Schedule B hereto (the “Assumed Contracts”), to the extent permitted thereunder; and Purchaser hereby accepts such assignment of the Assumed Contracts and, henceforth, agrees to assume fully all of the Seller’s obligations and liabilities thereunder. For those Assumed Contracts requiring the consent of the other party thereto to effect assignment, including the Kentucky Derby, Disney and Preakness contracts, Seller and Purchaser shall cooperate and use good faith, commercially reasonable efforts to obtain such consent.

1.3 Purchaser hereby assumes the lease for the premises located at 285 Bucheimer Road in Frederick, Maryland (the “Assigned Lease”), subject to the terms set forth on Schedule C hereto (“Lease Assumption”).

1.4 The Purchased Assets, Assumed Contracts and Assumed Lease are referred to herein as the “Transferred Items”. To the extent applicable, Purchaser shall pay for any and all costs of transporting the Purchased Assets, and Purchaser shall make immediate arrangements for such transport (e.g. transport of Purchased Assets from Seller’s Orlando, Florida facility).

1.5 The parties will handle certain other Seller contracts (the “Other Contracts”) as set forth in Schedule F hereto.

2. Liabilities not to be Assumed. With the exception of the Assumed Contracts and the Assumed Lease or as otherwise expressly set forth herein, the transaction evidenced by this Agreement shall not include any debts, liabilities or obligations, fixed or contingent, liquidated or unliquidated, of Seller (collectively, the “Retained Liabilities”). Purchaser is not assuming and shall not be obligated to pay, perform or discharge, and Purchaser shall not be liable for, any of the Retained Liabilities.

3. Seller’s Representations and Warranties. Seller hereby represents and warrants to Purchaser as follows:

3.1 Title to Assets. Seller has and hereby conveys to Purchaser, good and marketable title to all of the Purchased Assets, free and clear of any and all liens, mortgages, encumbrances or obligations to others whatsoever. Upon the sale, assignment and transfer of the Purchased Assets to Purchaser hereunder, there will be vested in Purchaser good and marketable title to the Purchased Assets, free and clear of all liens, mortgages, encumbrances or obligations, other than those created by Purchaser or related to the Lease Assumption or assignment of any personal property leases hereunder.

3.2 Due Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has full power and authority, corporate and otherwise, to own and use its property. Seller has full power and authority to own the Purchased Assets and possesses all licenses and permits necessary or required therefore and to execute and deliver and carry out the transactions contemplated by this Agreement.

3.3 Authorization and Binding Effect. Seller has full right, power, capacity and authority, corporate and otherwise, to enter into this Bill of Sale and all other obligations and agreements on the part of Seller entered into and to be entered into in connection herewith. The execution, delivery and consummation of this Bill of Sale and all obligations and agreements on the part of Seller entered into, and to be entered into, in connection herewith have been duly authorized by all necessary corporate action and do not require any consent or approval that has not been obtained of any person, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or any other individual or entity of any nature, kind or description whatsoever. This Bill of Sale, and the related schedules and exhibits, constitute the valid and binding obligation of Seller, enforceable against Seller in accordance with the terms and conditions hereof.

3.4 No Breach of Other Agreements. Neither the execution and delivery of this Bill of Sale by Seller nor the consummation of the transaction contemplated hereby, will result in the creation or imposition of any lien with respect to the Purchased Assets; nor will either constitute a violation of or be in conflict with, or constitute a default under, or require any consent or approval that has not been obtained, with respect to any of: (a) the Seller’s Articles of Incorporation, Charter, By-Laws, or any other of Seller’s documents of corporate self-governance; (b) any agreement, instrument, or other obligation to which either Seller is a party or by which Seller is bound; or (c) any law, ordinance, statute, treaty, rule, judgment, regulation or any other determination or finding of any arbitrator or any governmental authority whatsoever applicable to or binding upon Seller or to which Seller is subject, whether Federal, state, county, local or otherwise.

3.5 Consents and Approvals. Other than as set forth in Schedule D, no consent, approval, authorization, order, filing or registration is required to be obtained by Seller in connection with transaction contemplated hereby, other than as expressly set forth herein.

3.6 Purchased Assets. Schedule A hereto sets forth a true, complete and correct list of the Purchased Assets. Seller further warrants that the assets are in good repair and working order, ordinary wear and tear excepted.

3.7 Lease. The Assumed Lease is valid, binding, and enforceable in accordance with its terms, and to Seller’s knowledge, neither Seller nor landlord is in default or in arrears in the performance or satisfaction of any material agreement or condition on its part to be performed or satisfied thereunder, and no waiver has been granted by landlord thereunder.

3.8 Material Information. This Agreement (including the schedules) does not contain any untrue statement of a material fact nor omit to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading.

3.9 Bulk Sales. The business of Seller is not subject to the bulk transfer laws of Maryland, Florida or any other state in which the Purchased Assets were previously located (the “Bulk Transfer Laws”), as it does not engage in the sale of merchandise from stock.

3.10 Taxes and charges. Purchaser shall be solely responsible for any sales, use or similar tax or charge due as a result of Seller’s sale of the Purchased Assets to Purchaser hereunder. Any sales, use or similar tax or charge liability arising from or related to any time period before the closing shall be the sole responsibility of Seller.

3.11 DISCLAIMER/WAIVER OF ALL OTHER WARRANTIES. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 3, THE PURCHASED ASSETS AND TRANSFERRED ITEMS CONVEYED HEREUNDER ARE SOLD AS IS, WHERE IS, WITH ALL FAULTS AND DEFECTS. EXCEPT AS SET FORTH IN SECTION 3 HEREOF, SELLER MAKES NO WARRANTY SUBJECT TO ARTICLE II OF THE UNIFORM COMMERCIAL

CODE OR OTHERWISE, AND EXPRESSLY AND SPECIFICALLY MAKES NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH REGARD TO THE CONDITION OF THE ASSETS THEREOF (INCLUDING, WITHOUT LIMITATION, THE PAST, CURRENT OR FUTURE FINANCIAL OR EARNINGS PERFORMANCE OR POTENTIAL OR OTHER PROSPECTS OF THE ASSETS), AND NONE SHALL BE IMPLIED. ANY AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER OR NOT RELATING TO ARTICLE II OF THE UNIFORM COMMERCIAL CODE, OTHER THAN THOSE SET FORTH IN SECTION 3 HEREOF, EXPRESS OR IMPLIED, ARE EXPRESSLY EXCLUDED AND DISCLAIMED.

4. Purchaser’s Representations and Warranties. Purchaser hereby represents and warrants to Seller as follows:

4.1 Due Organization. Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Florida.

4.2 Authorization and Binding Effect. Purchaser has full right, power, capacity and authority, corporate and otherwise, to enter into this Bill of Sale and all other obligations and agreements on the part of Purchaser entered into and to be entered into in connection herewith. The execution, delivery and consummation of this Bill of Sale and all obligations and agreements on the part of Seller entered into, and to be entered into, in connection herewith have been duly authorized by all necessary corporate action and do not require any consent or approval that has not been obtained of any person, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or any other individual or entity of any nature, kind or description whatsoever. This Bill of Sale, and the related schedules and exhibits, constitute the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with the terms and conditions hereof.

4.3 No Breach of Other Agreements. Neither the execution and delivery of this Bill of Sale by Purchaser nor the consummation of the transaction contemplated hereby, will constitute a violation of or be in conflict with, or constitute a default under, or require any consent or approval that has not been obtained, with respect to any of: (a) the Purchaser’s Articles of Incorporation, Charter, By-Laws, or any other of Purchaser’s documents of corporate self-governance; (b) any agreement, instrument, or other obligation to which either Purchaser is a party or by which Purchaser is bound; or (c) any law, ordinance, statute, treaty, rule, judgment, regulation or any other determination or finding of any arbitrator or any governmental authority whatsoever applicable to or binding upon Purchaser or to which Purchaser is subject, whether Federal, state, county, local or otherwise.

4.4 Consents and Approvals. No consent, approval, authorization, order, filing or registration is required to be obtained by Purchaser in connection with transaction contemplated hereby, other than as expressly set forth herein.

5. Covenant Not to Compete. TVI, Seller, and Purchaser shall execute and deliver the Noncompetition Agreement attached hereto as Schedule E.

6. Further Actions. Seller covenants and agrees to warrant and defend the sale, transfer, assignment, conveyance, grant and delivery of the Transferred Items hereby made against all persons whomsoever, to take all steps reasonably necessary to establish the record of Purchaser’s title to the Transferred Items and, at the request of Purchaser, to execute and deliver further instruments of transfer and assignment and take such other action as Purchaser may reasonably request to more effectively transfer and assign to and vest in Purchaser each of the Transferred Items, all at the sole cost and expense of Seller.

7. Bulk Sales. Purchaser and Seller both acknowledge that, based on the parties’ belief that the transaction contemplated by this Agreement is not subject to applicable Bulk Transfer Laws, the parties waive compliance therewith. Notwithstanding the foregoing, Seller covenants and agrees to pay and discharge promptly when due, and in all respects defend Purchaser against, all claims of Creditors (other than those liabilities expressly assumed herein) that are asserted against Purchaser by reason of noncompliance with Bulk Transfer Laws. Seller hereby agrees to defend and indemnify and hold Purchaser harmless from, against and in respect of (and shall on receipt of evidence of loss, liability or damage reimburse Purchaser for) any loss, liability, damage, cost or expense, including, without limitation, reasonable attorneys’ fees suffered or incurred by Purchaser by reason of any failure of Seller to pay or discharge any such claim promptly and when due or the failure of the parties to comply with the Bulk Transfer Laws.

8. Indemnification. Notwithstanding the closing, Seller and TVI shall, jointly and severally, indemnify and save Purchaser harmless from and against any and all losses, claims, damages, liabilities, costs, expenses, debts or deficiencies (including, but not limited to, reasonable attorneys’ fees and other costs and expenses incident to proceedings or investigations or the defense or settlement of any claim or claims) (collectively, “Losses”) incurred by or asserted against Purchaser, directly or indirectly, by reason of or resulting from: (a) the falsity or breach of any representation, warranty or covenant of Seller and/or TVI contained herein or made pursuant to this Agreement; (b) any and all Losses with respect to the Transferred Items (including, but not limited to, the Retained Liabilities) arising from any act, omission, event, circumstance or condition occurring prior to the closing, except to the extent that Purchaser is at fault for the same; and (c) any failure by Seller to perform, abide by, or fulfill any of the agreements, covenants, or obligations set forth in or entered into, in connection with this Agreement to be so performed or fulfilled by Seller.

Notwithstanding the closing, Purchaser shall indemnify and save each of Seller and TVI harmless from and against any and all Losses incurred by or asserted against Purchaser, directly or indirectly, by reason of or resulting from: (x) the falsity or breach of any representation, warranty or covenant of Purchaser contained herein or made pursuant to this Agreement; (y) any and all Losses with respect to the Transferred Items (including, but not limited to, the Assumed Liabilities) arising from any act, omission, event, circumstance or condition occurring on or after the closing, except to the extent that Seller is at fault for the same; and (z) any failure by Purchaser to perform, abide by, or fulfill any of the agreements, covenants, or obligations set forth in or entered into, in connection with this Agreement to be so performed or fulfilled by Purchaser. Notwithstanding the foregoing: (i) no party shall be liable to the other with respect to indemnification hereunder for Losses in excess of the Purchase Price; and (ii) no indemnifying party shall be liable to any indemnified party with respect to indemnification hereunder for Losses unless and until the aggregate amount of all Losses of the indemnified party, sustained exceeds Ten Thousand Dollars ($10,0000) in the aggregate (the “Floor Amount”), it being understood and agreed that said Floor Amount is intended as a deductible, and the indemnifying party shall be responsible only for losses in excess of the Floor Amount; provided, however, that the Floor Amount shall not apply to the gross negligence, intentional wrongdoing or fraud of any party hereto.

9. Corporate Guaranty. TVI is the parent company of Seller. TVI hereby irrevocably, unconditionally and absolutely guarantees to Purchaser, its successors, transferees and assigns, the complete performance by Seller of the terms and conditions of this Agreement.

10. Allocation of Purchase Price. The parties agree that the Purchase Price shall be allocated as follows:

$50,000	Noncompetition Agreement
$2,050,000	Property and Equipment

11. Miscellaneous. This Agreement may be amended or modified only in writing by the parties. Captions are inserted only for convenience and are in no way to be construed as part of this Agreement. The waiver or failure of any party to exercise any rights under this Agreement shall not be deemed a waiver or other limitation of any other right or any future right. This Agreement shall inure to the benefit of, and shall be binding upon, the parties, their respective successors and permitted assigns. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Executed copies of this Agreement may be delivered by facsimile transmission or other comparable electronic means. Any notice or other communication required or permitted to be given hereunder shall be effected by first class mail to the address set forth on page one hereof. Except as expressly set forth herein, each party shall bear its own costs, expenses, taxes and other charges whatsoever incurred in connection with the execution and performance of this Agreement. This Agreement shall not be deemed to constitute the parties hereto as partners, joint venturers, nor shall it be deemed to create any agency relationship. If for any reason any provision of this Agreement shall be deemed by a court of competent jurisdiction to be legally invalid or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not be affected and such provision shall be deemed modified to the minimum extent necessary to make such provision consistent with applicable law and, in its modified form, such provision shall then be enforceable and enforced. This Agreement shall be governed, enforced, performed and construed in accordance with the laws of the State of Maryland (excepting those conflicts of laws provisions which would serve to defeat application of Maryland substantive law). Each of the parties hereto hereby submits to the exclusive jurisdiction of the state and/or federal courts located within the State of Maryland for any suit, hearing or other legal proceeding of every nature, kind and description whatsoever in the event of any dispute or controversy arising hereunder or relating hereto, or in the event any ruling, finding or other legal determination is required or desired hereunder. There are no intended third party beneficiary of this Agreement. Except as otherwise provided herein, when the consent of a party is required herein, such consent shall not be unreasonably withheld or delayed. This Agreement, including any exhibits and schedules attached hereto, contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements, negotiations, representations and proposals, written and oral, relating thereto.

IN WITNESS WHEREOF, the Seller and Purchaser hereby execute this Bill of Sale and Lease Assumption as of the Effective Date.

SIGNATURE SPECIAL EVENT SERVICES, INC.		KARL’S RENTAL CENTER OF FLORIDA, LLC

By:	/s/ Harley Hughes	By:	/s/ John Schlueter
Name:	Harley Hughes	Name:	John Schlueter
Title:	President	Title:	Member